EXHIBIT 2

Transactions in the Issuer’s Common Stock during the past 60 days. All purchases were by SRM Global Master Fund Limited Partnership in open market transactions.

Date	Quantity Purchased (Sold)	Price
28-Nov-07	1,000,000	9.119
29-Nov-07	1,000,000	9.1206
20-Dec-07	-2,500,000	8.7129
20-Dec-07	-13,027,835	8.77
21-Dec-07	-2,500,000	8.6382
24-Dec-07	-2,000,000	8.9006
26-Dec-07	-3,000,000	8.8972
04-Jan-08	3,403,000	8.154
08-Jan-08	5,000,000	6.4071
18-Jan-08	5,000,000	5.2
18-Jan-08	-5,000,000	5.2
22-Jan-08	430,600	5.2923
23-Jan-08	10,000,000	5.5627
24-Jan-08	11,189,624	6.0676